UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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THE CHILDREN’S PLACE, INC.
(Name of Registrant as Specified in Its Charter)

MACELLUM SPV II, LP
MACELLUM CAPITAL MANAGEMENT, LLC
MACELLUM ADVISORS GP, LLC
MCM MANAGERS, LLC
MCM MANAGEMENT, LLC
JONATHAN DUSKIN
BARINGTON COMPANIES EQUITY PARTNERS, L.P.
BARINGTON COMPANIES INVESTORS, LLC
BARINGTON CAPITAL GROUP, L.P.
LNA CAPITAL CORP.
JAMES A. MITAROTONDA
HILCO, INC.
SETH R. JOHNSON
ROBERT L. METTLER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Macellum Advisors GP, LLC, together with the other members of Shareholders for Change at The Children’s Place, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of its slate of director nominees at the 2015 annual meeting of stockholders of The Children’s Place, Inc.

Item 1: On May 5, 2015, Shareholders for Change at The Children’s Place issued the following press release:

SHAREHOLDERS FOR CHANGE AT THE CHILDREN’S PLACE FILES DEFINITIVE PROXY MATERIALS TO ELECT TWO HIGHLY QUALIFIED DIRECTOR NOMINEES TO THE CHILDREN’S PLACE BOARD

Delivers Open Letter to Shareholders of The Children’s Place

Expresses Disappointment with the Current Board’s Apparent Failure to Protect and Enhance Shareholder Value

Urges All Shareholders to Vote the BLUE Proxy Card to Elect Seth R. Johnson and Robert L. Mettler at Upcoming Annual Meeting

NEW YORK, NY - May 5, 2015 – Shareholders for Change at The Children’s Place, a group led by Macellum Advisors GP, LLC and Barington Capital Group, L.P., who collectively beneficially own approximately 2.1% of The Children’s Place, Inc. (“The Children’s Place” or the “Company”) (NASDAQ:PLCE), today announced that it has filed definitive proxy materials with the Securities and Exchange Commission in connection with the election of its two highly qualified director nominees, Seth R. Johnson and Robert L. Mettler, to the Company’s Board of Directors (the “Board”) at its upcoming 2015 Annual Meeting of Stockholders scheduled to be held on May 22, 2015 (the “Annual Meeting”).

Shareholders for Change at The Children’s Place also announced today that it has issued an open letter to shareholders outlining its views regarding why immediate change is necessary at The Children’s Place, including its serious concerns with the Board’s apparent failure to represent the interests of The Children’s Place shareholders.  In the letter, Shareholders for Change at The Children’s Place also details, among other things, its plans for value creation at the Company and why it believes the election of its nominees to the Board is the most effective way to enhance shareholder value and restore investor confidence at The Children’s Place.

Shareholders for Change at The Children’s Place is urging all shareholders to elect its two highly qualified nominees, Seth R. Johnson and Robert L. Mettler, to the Board at the upcoming Annual Meeting by voting the BLUE proxy card TODAY.

The full text of the letter and all investor materials pertaining to this solicitation are available for viewing at the following link: http://www.changeplce.com.

Contact Details:
Jonathan Duskin
Macellum Capital Management, LLC
(212) 956-3008

George W. Hebard III
Barington Capital Group, L.P.
(212) 974-5733

Richard Grubaugh
D.F. King & Co., Inc.
(212) 269-5550

Item 2: On May 5, 2015, Shareholders for Change at The Children’s Place issued the following open letter to shareholders:

May 5, 2015

Dear Fellow Shareholder:

IT’S TIME FOR CHANGE ON THE BOARD OF THE CHILDREN’S PLACE

We are a group of concerned investors of The Children’s Place, Inc. (“The Children’s Place” or the “Company”) who have organized as Shareholders for Change at The Children’s Place because we believe immediate change is needed on the Board of Directors of the Company (the “Board”). Collectively, we beneficially own approximately 2.1% of the outstanding shares of The Children’s Place, making us a significant shareholder of the Company.  We believe that the current Board has failed to represent the interests of The Children’s Place shareholders, including by approving Chief Executive Officer Jane Elfers’s grossly excessive executive compensation despite the Company’s deteriorating operating results and stock price underperformance during the past five years, as well as exhibiting a history of setting low and declining operating targets.

We believe the most effective way to enhance shareholder value and restore investor confidence at The Children’s Place is by electing our highly qualified nominees to the Board at the Company’s upcoming 2015 annual meeting of shareholders scheduled to be held on May 22, 2015 (the “Annual Meeting”).  We are therefore seeking your support at the Annual Meeting to elect our two highly qualified nominees – Robert L. Mettler and Seth R. Johnson – each of whom has significant experience helping companies improve long-term value and is committed to protecting the interests of The Children’s Place shareholders.

If you share our belief that it is time for a change at The Children’s Place and that shareholders would benefit from new, independent and experienced directors on the Board, please vote the enclosed BLUE proxy card TODAY to elect our director nominees at the upcoming Annual Meeting.

WE ARE CONCERNED WITH THE COMPANY’S POOR PERFORMANCE

We are disappointed in The Children’s Place’s operating performance during CEO Jane Elfers’s tenure.  Due, we believe, to its poor operating performance, the Company’s stock price has significantly underperformed the S&P 500 Retailing Index, the S&P 500 Index, the Russell 2000 Index and its peer, Carter’s Inc. (“Carter’s”) over the past one, three and five-year periods and during Ms. Elfers's tenure:

	1 Year (3/10/14 - 3/9/15)	3 Years (3/12/12 - 3/9/15)	5 Years (3/10/10 - 3/9/15)	CEO Tenure (1/4/10 - 3/9/15)
The Children’s Place1	12.0%	13.0%	35.2%	80.7%
S&P 500 Retailing Index1	18.7%	86.3%	155.4%	171.7%
S&P 500 Index1	13.1%	61.7%	101.7%	104.7%
Russell 2000 Index1	3.3%	56.5%	93.8%	104.7%
Carter’s, Inc.1	16.1%	86.5%	198.6%	242.9%

We believe the Board has failed to provide effective oversight of the Company, which is required to address the Company’s deteriorating operating and financial performance.  We believe that a fresh perspective on the Board is necessary to evaluate performance and therefore believe it is critical that new independent directors are added to the Board at the Annual Meeting.

WE BELIEVE MANAGEMENT HAS EXECUTED POORLY
UNDER THE BOARD’S SUPERVISION

Since Jane Elfers became CEO in January 2010, the Company’s operating performance has deteriorated significantly, as highlighted in the table below:

	2010	2014	CHANGE

Average Sales Per Store	$1,587,000	$1,316,000	17% DECLINE

Sales per Sq. Ft	$318	$280	12% DECLINE

Gross Margin	39.4%	35.3%	410 bps DECLINE

EBITDA Margin	12.2%	8.6%	355 bps DECLINE

Inventory Turns	4.9x	3.7x	WORSE BY 1.2x

EBITDA (millions)	$204	$152	$52 million DECLINE

ROIC	13.8%	9.4%	440 bps DECLINE
Source:  SEC Filings, S&P Capital IQ and Barington Analysis.

We are concerned to see deterioration in all of the key metrics shown above.  We believe this deterioration is a direct result of the Company’s merchandising mistakes, ineffective inventory management, and poor capital allocation.  Furthermore, there has been significant management turnover at The Children’s Place.  Since 2010, the Company is on its fourth CFO, third Head of Design, second Head of Planning and Allocation, third Head of Sourcing, second Head of Merchandising and second Chief Operating Officer.  Furthermore, the Chief Marketing Officer and Chief Information Officer, both hired during Ms. Elfers’s tenure, have also left the Company and have not been replaced.  We question Ms. Elfers’s managerial expertise and whether she is capable of identifying and retaining the appropriate talent to improve the Company’s performance. Furthermore we are concerned that the Board is not holding anyone accountable for what we believe to be such a debilitating turnover of high level executives.

WE ARE CONCERNED WITH WEAK BOARD OVERSIGHT

We believe that the current Board appears unconcerned with the Company’s consistent deterioration in EBITDA and weak stock price performance.  As shown in the table below, the Company has not reported growth in EBITDA during the tenure of any of the current Board members.

	Year Joined the Board	EBITDA Change From Year Joined to 2014
Norman S. Matthews	2009	-26%
Jane T. Elfers	2010	-26%
Joseph A. Alutto, PhD	2008	-24%
Joseph R. Gromek	2011	-17%
Kenneth M. Reiss	2012	-16%
Susan Patricia Griffith	2012	-16%
Susan Sobbott	2014	N/A
Stanley W. Reynolds	2014	N/A
Source:  SEC Filings, S&P Capital IQ and Barington Analysis.

We are concerned that the Board appears unwilling to take any actions to hold management accountable for the Company’s underperformance.

WE BELIEVE CEO COMPENSATION IS EXCESSIVE,
ESPECIALLY WHEN COMPARED TO THAT OF THE CARTER’S CEO

Despite the Company’s poor operating results and its stock price lagging all relevant market benchmarks during Ms. Elfers’s tenure, compensation for Ms. Elfers has been, in our opinion, grossly excessive.  In fact, Ms. Elfers has been paid a cumulative total of $50 million during her tenure despite the Company’s poor performance.  Ms. Elfers was paid a cumulative total of $42.6 million from 2011 to 2014 while EBITDA fell from $204 million in 2010 to $152 million in 2014.2  We find it remarkable that Ms. Elfers’s total compensation over this period was 43% greater than that of the CEO of Carter’s.  Perhaps even more concerning is the fact that Carter’s has a market capitalization that is nearly four times larger, its EBITDA grew from $275 million in 2010 to $419 million in 2014, and its stock outperformed The Children’s Place by 185% over this four year period.

WE BELIEVE THE BOARD HAS SET UNREASONABLY LOW TARGETS

We believe the Board has improperly responded to the Company’s poor operating performance by consistently reducing the target used to evaluate the Company’s operating performance, as shown in the table below.

Year	Final Target	% Below Prior Target
2010	146
2011	142	-2%
2012	119	-16%
2013	105	-12%
2014	95	-9%

We are not only concerned with this consistent pattern of declining targets, but are deeply troubled that management failed to meet its original target in each of 2010, 2011, 2012 and 2013.  We note that management met its original target only in 2014, when it was 35% lower than it was in 2010.  We do not believe that shareholders approve of steadily declining operating targets which are not likely to result in maximizing shareholder value.

The Board justified its declining targets by stating that the industry faced “an intensely competitive, highly promotional, ‘over-stored’ environment.”  Carter’s is operating in the same macro environment as The Children’s Place, yet the Carter’s board of directors has set increasing Targets over the past several years, as shown in the table below.  We see no reason why Ms. Elfers should be so richly compensated while The Children’s Place has performed significantly worse than Carter’s.

Company’s Final Operating Income Target ($ millions)

Further, the Company’s own peer group has set a history of setting higher goals while operating in the same environment.

Initial Guidance: EPS Growth Year-Over-Year
2014		2015
Peer Mean	3.6%	Peer Mean	13.6%
Peer Median	6.8%	Peer Median	12.5%
Carter’s	13.5%	Carter’s	12.0%
The Children’s Place	(9.5%)	The Children’s Place	5.7%

LEADING PROXY ADVISORS HAVE NOT BEEN SUPPORTIVE
OF EXECUTIVE COMPENSATION AT THE CHILDREN’S PLACE

It is not surprising that the leading proxy voting advisory firms, Glass Lewis & Co. (“Glass Lewis”) and Institutional Shareholder Services Inc. (“ISS”), share our serious concerns with the Company’s excessive executive compensation. In fact, ISS recommended a vote “AGAINST” the Company’s executive compensation program in each of the last three years and stated the following in its 2014 report:

 “[W]hile CEO pay is substantially lowered in connection with the elimination of time-vesting equity, the magnitude remains relatively high and continues to lack a strong long-term or retentive component.  Additionally, the mid-year adjustment to performance goals has resulted in above-target compensation despite sustained underperformance relative to peers.  Accordingly, pay-for-performance misalignment concerns persist for the year in review.” (emphasis added)

Glass Lewis expressed similar concerns in its 2014 report, stating:

“The Company has been deficient in linking executive pay to corporate performance, as indicated by the ‘F’ grade received by the Company in Glass Lewis’ pay-for-performance model.  A properly structured pay program should motivate executives to drive corporate performance, thus aligning executive and long-term shareholder interests.  In this case, the Company has not implemented such a program.”

THE COMPANY RECENTLY REVISED ITS PEER GROUP
TO HIDE ITS STOCK PRICE UNDERPERFORMACE

In what appears to be a seemingly deliberate attempt to mislead shareholders, the Company recently released an investor presentation in which it cherry-picked a new group of peers that have performed significantly worse than the peers included just one month ago in the Company’s proxy statement.  The Company’s stock price has significantly underperformed its proxy peer group over the last three and five year periods as well as since the date of the Company’s announcement that Jane Elfers would be joining the Company as CEO.  We seriously question the Company’s motives in significantly revising its peer group and wonder to what end this serves other than to protect the Board and obscure the Company’s actual significant underperformance. We also believe shareholders would prefer that their Company be benchmarked against best-in-class peers rather than poorly performing ones.

	1 Year (3/10/14 - 3/9/15)	3 Years (3/12/12 - 3/9/15)	5 Years (3/10/10 - 3/9/15)	Date CEO Announced (12/10/09 - 4/14/15)3
Avg. of Peers Used in May 20154	(6.2%)	8.9%	45.8%	82.3%
Avg. of Peers Used in 2015 Proxy5	(1.3%)	51.9%	111.2%	186.4%
Avg. of Peers Excluded in May 2015	(2.4%)	100.8%	195.1%	263.3%

New Peers versus Excluded Peers	(3.8%)	(91.9%)	(149.3%)	(181.0%)

Source: S&P Capital IQ

We do not believe shareholders should place their trust in a board of directors of a company that so frequently changes the benchmarks against which it measures its own performance.

OUR PROPOSED PLAN TO ENHANCE VALUE AT THE CHILDREN’S PLACE

We believe that it is time for decisive action and change at the Company.  If elected, our nominees are committed to working constructively with management and the Board to improve the Company’s operating performance, drive EBITDA growth, devise an executive compensation program that more closely aligns pay with performance, and improve shareholder value.

IMPROVE OPERATIONS AND CAPITAL ALLOCATION

We believe the Company could significantly increase shareholder value by taking steps to improve merchandising, gross margins, inventory management, and capital allocation. We believe that better merchandising would improve both sales and gross margins.  We also believe that improved inventory management is at the core of better sales, gross margins and cash generation. In fact, by returning to the Company’s historical inventory turnover of 4.9x, we believe an estimated $65 to $75 million of cash could be released, and that an estimated $150 million of cash could be released by achieving best-in-class inventory turnover.  Efficient inventory management should also lead to lesser markdowns at the Company’s stores and therefore improved merchandising margins.

The Children’s Place is a relatively mature retailer in North America and, in our view, needs to allocate capital resources accordingly.  During Ms. Elfers’s tenure, capital expenditures have exceeded depreciation and amortization by $89 million.  We believe a large portion of this money has been spent on new store openings and information technology systems that should not be recurring. Accordingly, we would expect that capital expenditures should be less than depreciation and amortization in the future.  We believe the Company has a significant accretive opportunity to close underperforming stores, as a disproportionately large number of leases come due in the next three years. Aided by low capital expenditures as well as improvements in working capital, we believe the Company should be able to generate free cash flow well in excess of its net income over the next several years.  Further, given that the Company has $225 million of cash and investments, it should be in a strong position to execute substantial additional share repurchases on an accelerated basis. We believe these share repurchases would be highly accretive and would help the Company achieve our target of more than doubling its earnings per share.

EXPLORE OPPORTUNITIES FOR A SALE TRANSACTION

Given what we believe to be the current management team’s history of poor execution, we lack confidence in its ability, under Ms. Elfers’s leadership, to successfully bring The Children’s Place back to its historical metrics of profitability and working capital efficiency.  Accordingly, while encouraging management to pursue the operating recommendations outlined above, our nominees would also aim to focus the Board on exploring strategic alternatives to maximize shareholder value.

We believe that The Children’s Place’s market leading position in the children’s apparel space and its direct sourcing infrastructure would be of strategic interest to larger companies who could capitalize on efficient low-cost sourcing opportunities.  We believe that private equity buyers would also likely be interested in The Children’s Place given the Company’s stable operating cash flow and substantial opportunities to generate cash from working capital and operating improvements.

We are encouraged by the recent strategic transactions in the retail space that have generated significant returns for both the target’s and the acquirer’s shareholders, as shown below.  We believe a similar opportunity exists for shareholders of The Children’s Place.

Ann.	Strategic Transaction		% Gain in Stock Price
Date	Target	Acquirer	Target6	Acquirer7
2/19/14	Zale Corporation	Signet Jewelers	41.0%	74.1%
7/7/148	Jos A Bank	Men's Wearhouse	62.7%	58.0%
9/2/149	Office Depot	Staples	80.8%	38.6%

ELECT SHAREHOLDER-FOCUSED DIRECTORS WITH SUBSTANTIAL EXPERIENCE IN IMPROVING LONG-TERM SHAREHOLDER VALUE

We are soliciting your support to elect our two highly qualified nominees, Robert Mettler and Seth Johnson, to the Board at the Annual Meeting.  Each of Messrs. Mettler and Johnson is truly independent and has the boardroom experience, business and leadership skills and shareholder perspective that we believe is necessary to help the Company maximize its value and ensure that shareholder interests are appropriately represented in the boardroom.

Robert L. Mettler was President of Special Projects of Macy’s, Inc. (“Macy’s”) from February 2008 until his retirement in January 2009.

•	He previously served as Chairman and Chief Executive Officer of Macy’s West, a division of Macy’s, from 2002 to 2008 and as President and Chief Operating Officer of Macy’s West from 2000 to 2002.

•
Prior to joining Macy’s, Mr. Mettler held various executive positions in the retail industry, including President of Merchandising - Full Line Stores of Sears, Roebuck and Co. from 1996 to 2000, President of Apparel and Home Fashions of Sears from 1993 to 1996, and President and Chief Executive Officer of Robinson’s May Company from 1987 to 1993.

•
He has served as a director of Barington/Hilco Acquisition Corp. since September 2014.  Mr. Mettler was also a member of the board of directors of Stein Mart, Inc. from 2009 until 2013, a member of the board of directors of Quiksilver, Inc. from 2010 until 2014, and a member of the board of directors of The Jones Group, Inc. from 2009 until the company was sold in 2014.

•	Mr. Mettler holds a Bachelor of Arts degree in Economics from the University of Virginia.

Seth R. Johnson has more than thirty (30) years of apparel retail experience.

•
Mr. Johnson has served as a director of Tilly’s, Inc. (NYSE:TLYS), a fast-growing destination specialty retailer of West Coast inspired apparel, footwear and accessories, since 2011, where he also serves as Chairperson of the audit committee and previously served as a member of the advisory committee to the board of directors from July 2008 through 2011.

•	He has also served as a director of bebe stores, inc. (NASDAQ:BEBE), a global specialty retailer, since July 2014.

•	From 2007 to 2009, Mr. Johnson was an instructor in business strategy at Chapman University’s Argyros School of Business and Economics.

•
From 2005 to 2006, he served as the Chief Executive Officer of Pacific Sunwear of California, Inc. (“Pacific Sunwear”).  During his tenure, Pacific Sunwear achieved the highest level of net income in its history.

•
From 1999 to 2004, Mr. Johnson was the Chief Operating Officer of Abercrombie & Fitch Co., a specialty retailer (“Abercrombie & Fitch”), and was its Chief Financial Officer from 1992 to 1998. During that time period, Mr. Johnson led Abercrombie & Fitch’s initial public offering and participated in business growth from sales of $85 million to over $2 billion. Over that period the company achieved twelve consecutive years of quarterly earnings growth.

•
From 2010 to 2013, Mr. Johnson served as a member of the board of directors and as lead director of True Religion Apparel Inc., and from 2007 to 2009, as a director of DEI Holdings Inc.  Both companies were previously publicly-traded.  Mr. Johnson is currently a director of the Pacific Symphony.

•	Mr. Johnson holds a Bachelor of Arts degree in Economics from Yale University and earned his Master of Business Administration from The University of Chicago.

We believe that Messrs. Mettler and Johnson are qualified to serve as directors of the Company based upon, among other things, their executive leadership experience in the retail industry, their public company director experience, and their experience in marketing and merchandising apparel products, which would enable them to contribute important operational, financial and strategic planning insights to the Board.  If elected, our nominees intend to work constructively with management and the Board to maximize value for the benefit of all shareholders of The Children’s Place.

TO PROTECT YOUR INVESTMENT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD TODAY!

As significant shareholders of the Company, our interests are directly aligned with yours.  Given The Children’s Place’s deteriorating operating performance, we believe that immediate change is necessary on the Board and that the status quo is unacceptable.

We urge you to support our efforts to elect Mr. Robert Mettler and Mr. Seth Johnson to the Board at the Annual Meeting by signing, dating and returning the enclosed BLUE proxy card TODAY. We are confident that if our nominees are elected at the Annual Meeting, they will work hard to maximize value for all shareholders of The Children’s Place.

Please act now to protect the value of your investment in The Children’s Place and vote the BLUE proxy card TODAY!

If you have any questions on how to vote the BLUE proxy card, please contact our proxy solicitor, D.F. King & Co., Inc., at 800-515-4507.

Thank you for your support,

Macellum Advisors GP, LLC                                                                            Barington Capital Group, L.P.

REMEMBER:
You can vote your shares by telephone or via the Internet.
Please follow the easy instructions on the enclosed BLUE proxy card.

If you have any questions or need assistance in voting
your shares, please call our proxy solicitor,

D.F. KING & CO., INC.
TOLL-FREE at, 800-515-4507.

1 Source: S&P Capital IQ.  Returns are calculated assuming the reinvestment of dividends. Carters, Inc. is the only comparable publicly traded peer that focuses on selling children’s apparel.
2 Source: Company proxy statement.  Represents calendar years.
3 Dates used by the Company in its May 2015 Presentation
4 Includes Peers identified in the Company’s May 2015 Presentation: Abercrombie, Aeropostale, American Eagle, Ann, Ascena, Buckle, Carter’s, Chico’s and GAP.  Excludes DSW, Kate Spade, G-III Apparel, Men’s Wearhouse, Stage Stores, Finish Line and Express.
5 Includes Peers identified in the 2015 Proxy: Aeropostale, American Eagle, Ann, Ascena, Buckle, Carter’s, Chico’s, DSW, Kate Spade, G-III Apparel, Men’s Wearhouse, Stage Stores, Finish Line and Express.
6 Represents total shareholder return through the close of the acquisition for Zale and Jos A. Bank and through April 23, 2015 for Office Depot.
7 Represents Acquirer’s total shareholder return through April 23, 2015.
8 Date when Jos A. Bank first announced exploration of strategic alternatives.
9 Date when Credit Suisse published a report proposing a Merger between Staples and Office Depot, contributing to an 8% increase in Staples stock and a 6% increase in Office Depot stock.

Item 3: The following materials were posted by Shareholders for Change at The Children’s Place to http://www.changeplce.com: